As filed with the Securities and Exchange Commission on June 1, 2023

Registration No. 333-31569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT (333-31569)

UNDER

THE SECURITIES ACT OF 1933

SINCLAIR BROADCAST GROUP, LLC

(Exact name of registrant as specified in its charter)

Maryland	52-1494660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10706 Beaver Dam Road Hunt Valley, Maryland	21030
(Address of principal executive offices)	(Zip Code)

INCENTIVE STOCK OPTION PLAN

(Full title of the plan)

David D. Smith

Executive Chairman

Sinclair Broadcast Group, LLC

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

Telephone: (410) 568-1500

(Name, address, including zip code, and telephone number of agent for service)

Copies to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, N.W.

Washington, D.C. 20036

(202) 663-8000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Sinclair Broadcast Group, LLC, a Maryland limited liability company formerly known as Sinclair Broadcast Group, Inc. (the “Company” or the “Registrant”), files this Post-Effective Amendment to the Registration Statement on Form S-8 originally filed by the Company with the Securities and Exchange Commission on July 18, 1997 (Registration No. 333-31569) (the “Registration Statement”) to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On April 3, 2023, the Company announced that it intended to implement a corporate reorganization in which a new holding company, Sinclair, Inc., a Maryland corporation (“New Sinclair”) would be come the publicly-traded parent of the Company and its subsidiaries (the “Reorganization”). Also on April 3, 2023 in connection with such intended Reorganization, the Company entered into an Agreement of Share Exchange and Plan of Reorganization (the “Reorganization Agreement”) with New Sinclair and Sinclair Holdings, LLC. Effective as of 12:00 a.m. on June 1, 2023, pursuant to the terms of the Reorganization Agreement, each outstanding share of the Company’s Class A common stock and Class B common stock was exchanged automatically on a one-for-one basis for a share of Class A common stock and Class B common stock, respectively, of New Sinclair. Following the Reorganization, New Sinclair is the successor issuer to the Company.

As a result of the Reorganization, the Predecessor terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment to Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in Hunt Valley, Maryland, on the 1st day of June, 2023.

Sinclair Broadcast Group, LLC

By:	/s/ Christopher S. Ripley
Christopher S. Ripley
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.